Exhibit 99.03






                                   February ___, 1996

                                    FORM OF

                           EXCHANGE AGENCY AGREEMENT

The Bank of New York
Corporate Trust Administration
101 Barclay Street - 21st Floor
New York, New York  10286

Dear Sirs:

     Travelers Group Inc. (the "Company"), a Delaware corporation, proposes to offer to exchange (the "Exchange Offer") up to $100,000,000 in aggregate principal amount of a new series of its 7% Notes due December 1, 2025 (the "Exchange Notes") for any and all of its outstanding 7% Notes due December 1, 2025 (the "Notes").

     The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated __________, 1996 (the "Prospectus"), proposed to be distributed to all holders of the Notes.

     The Exchange Offer will commence on ____________, 1996 and will expire at 5:00 p.m., New York City time, on ___________, 1996 unless the Company extends the offer by notice to you and by public announcement, each in accordance with the terms of the Prospectus. The Letter of Transmittal described in and accompanying the Prospectus (the "Letter of Transmittal") and the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") are to be used by the holders of the Notes to accept the Exchange Offer, and the Letter of Transmittal contains instructions with respect to the delivery of the Notes tendered.


     1.   Appointment as Exchange Agent.  Subject to your acceptance hereof,
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          the Company appoints you as the Exchange Agent for the purposes and upon the terms and conditions set forth herein.

     2.   Compensation.  The Company hereby agrees to pay you a fee for your
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          services hereunder in accordance with the schedule of compensation attached hereto as Exhibit 1.

     3.   Establishment of Account.  You will establish an account with respect
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          to the Notes at the Book-Entry Transfer Facility for purposes of the
          Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Notes by causing the Book-Entry Facility to transfer such Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer including, but not limited to, the required ATOP procedures.



























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          February ___, 1996
          The Bank of New York
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     4.   Receipt of Tenders.  You are to examine each of the Letters of
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          Transmittal for Notes (or the confirmation of book-entry transfer (a
          "Book-Entry Confirmation") into your account at the Book-Entry Transfer Facility) and Agent's Messages (as defined below) and any other documents, including, without limitation, Notices of Guaranteed Delivery delivered or mailed to you by or for holders of the Notes to ascertain whether: (i) the Letters of Transmittal, the Agent's Messages, the Notices of Guaranteed Delivery and any such other documents are duly executed (in the case of Letters of Transmittal) and properly completed in accordance with instructions set forth therein, and (ii) the Notes have otherwise been properly tendered.


          You shall segregate all tenders which are in accordance with the procedures set forth in the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery from those in which the Letter of Transmittal, Agent's Message, Notice of Guaranteed Delivery or any other document has been improperly completed or executed, or some other irregularity in connection with the acceptance of the Exchange Offer exists including, with respect to a Notice of Guaranteed Delivery, the receipt of the Notes ("Defective Deposits"). Upon consultation with the Company or its representatives, you shall use your best efforts to cause holders who effected any Defective Deposit to cure such Defective Deposit. The term "Agent's Message" means a message, transmitted by DTC and received by you and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from a participant in its system ("Participant") tendering Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

          You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the date the Exchange Offer expires pending further instructions from an officer of the Company.


     5.   Exchange Documents.  At the request of the Company you shall furnish
          ------------------
          copies of any or all of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (collectively, the "Exchange Documents") promptly to any person designated in such request. All mailings under this Section shall be by first class mail, postage prepaid, unless otherwise specified in such request. The Company will furnish you with such additional copies of the Exchange Documents as you may request to fulfill your obligations under this Section.

     6.   Notification of Changes in the Exchange Offer.  At the request of the
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          Company, you shall notify tendering holders of Notes in the event of any rescission or modification of the Exchange Offer. In the event of any such rescission, you will return all tendered Notes to the persons entitled thereto, at the request of the Company.























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          February ___, 1996
          The Bank of New York
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     7.   Delivery of Exchange Notes.  As soon as practicable after ________,
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          1996 and after each period of extension of the Exchange Offer, the
          Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance of all Notes properly tendered and you, on behalf of the Company, will exchange such Notes for Exchange Notes and cause such Notes to be cancelled. The Exchange Notes will be initially represented by one or more global notes registered in the name of DTC or its nominee. Beneficial interests in the Exchange Notes will be shown on records maintained by DTC and its Participants. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the corresponding series of Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Notes by the Company; provided, however, that in all cases, Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, together with (i) the Note being tendered (if such Note is held in certificated form), properly endorsed for transfer, or (ii) a Book-Entry Confirmation (if such Note is held in book-entry form), or
          (iii) a Notice of Guaranteed Delivery, and any other required documents.

          You shall have no obligation to exchange any Notes unless the Company has ordered you as Trustee for the Exchange Notes, pursuant to the Indenture dated as of March 15, 1987, as supplemented by the First, Second and Third Supplemental Indentures, to make such exchange and you have received Exchange Notes sufficient to make such exchange.

     8.   Return of Notes.  If pursuant to the Exchange Offer, the Company does
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          not accept for exchange all or part of the Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall, as soon as practicable after the expiration or termination of the Exchange Offer, either return such Notes or effect an appropriate book-entry transfer, and return any related required documents and the Letters of Transmittal, if any, relating thereto that are in your possession, to the persons who deposited them.


     9.   Limited Liability of Exchange Agent.  As Exchange Agent you:
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          (a)  shall have no duties or obligations other than those
               specifically set forth herein;

          (b) will not be required to and will make no representations and have no responsibilities as to the validity, sufficiency, value or genuineness of any Notes, Letters of Transmittal or documents deposited with you, or of any Notes or Exchange Notes delivered by you, pursuant to the Exchange Offer or of any signatures or endorsements, other than your own, or any thereof;























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          February ___, 1996
          The Bank of New York
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          (c)  shall not be obligated to take any action hereunder that might in your judgment involve any expense or liability unless you have been furnished with reasonable indemnity;

          (d) shall not be liable for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, in connection with this Agreement or your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on, and shall be protected in acting on, any certificate, instrument, opinion, notice, letter, telegram or other document, or any security, delivered to you and reasonably believed by you to be genuine and to have been signed by a proper party or parties;

          (e) may rely on, and shall be protected in acting on, the written or oral instructions, with respect to any matter relating to your duties as Exchange Agent, of any officer of the Company; and

          (f) may consult counsel satisfactory to you (including counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel.

     10.  Indemnification of Exchange Agent.  The Company agrees to reimburse
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          you for, to indemnify you against and hold you harmless from all liability, cost or expense (including reasonable counsel fees and expenses) that may be paid, incurred or suffered by you or to which you may become subject without negligence, misconduct or bad faith on your part, arising out of or in connection with this Agreement.

          The Company shall be notified by you in writing, delivered by hand, by overnight carrier or by telecopy confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, within ten days after you shall have received any such written assertion of a claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim, but failure to so notify the Company shall not relieve the Company from any liability which the Company otherwise may have on account of this Section 10. The Company shall be entitled to participate at its own expense in the defense of any such claim, and if the Company so elects at any time after receipt of such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company assumes the defense of any such claim, the Company shall not be liable for any fees and expenses of counsel thereafter incurred by you for the defense of such claim unless there shall be a conflict of your interests and those of the Company.

     11.  Notices.  Except as otherwise expressly provided herein, all notices
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and other communications hereunder shall be in writing, shall be delivered by hand or first class mail, postage prepaid, or by overnight carrier, shall be deemed given when received and shall be sent to the addresses listed below or to such other addresses as the addressee shall designate from time to time by notice:




















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          February ___, 1996
          The Bank of New York
          Page 5


          Company:  Travelers Group Inc.
                    388 Greenwich Street
                    New York, New York 10013

                    Facsimile:  (212) 816-8912
                    Attention:  Jerome T. Fadden, Treasurer

               If to the Exchange Agent:

                    The Bank of New York
                    101 Barclay Street
                    Floor 21 West
                    New York, New York 10286

                    Facsimile:  (212) 815-5915
                    Attention:  Corporate Trust Trustee Administration

     12.  Amendment, Modification.  This Agreement may not be modified, amended
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          or supplemented without an express written agreement executed by the parties hereto.

     13.  Governing Law; Benefit of Agreement.  This Agreement shall be
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          governed by, and construed in accordance with, the laws of the State of New York without giving effect to the choice of law provisions thereof. This Agreement shall inure solely to the benefit of, and the obligations created hereby shall be binding upon, the successors of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this letter to the Company.

                              Very truly yours,


                              TRAVELERS GROUP INC.



                              By:______________________________________
                                  Title:




Agreed to this ___ day of February, 1996

THE BANK OF NEW YORK



By______________________________________
     Title: